EXECUTIVE SERVICES AGREEMENT

Between:

GENEVA RESOURCES, INC.

And:

STACEY KIVEL

Geneva Resources, Inc.
1005 Terminal Way, Suite 110, Reno, Nevada, U.S.A., 89502

EXECUTIVE SERVICES AGREEMENT

THIS EXECUTIVE SERVICES AGREEMENT is made and dated for reference effective on this 24th day of May, 2007.

BETWEEN:

GENEVA RESOURCES, INC., a company incorporated under the laws of the State of Nevada, U.S.A., and having an address for notice and delivery located at 1005 Terminal Way, Suite 110, Reno, Nevada, U.S.A., 89502

(the "*Company*");

OF THE FIRST PART

AND:

STACEY KIVEL, businessperson, having an address for notice and delivery located at 3rd Floor, 192 Sloane Street, London, England, United Kingdom, SW1X 9QX

(the "*Executive*");

OF THE SECOND PART

(the Company and the Executive being hereinafter singularly also referred to as a "*Party*" and collectively referred to as the "*Parties*" as the context so requires).

WHEREAS:

A. The Company is a reporting company incorporated under the laws of the State of Nevada, U.S.A., and has its common shares listed for trading on the NASDAQ Over-The-Counter Bulletin Board;

B. The Executive has experience in and specializes in providing reporting and non-reporting companies with valuable management and operational services;

C. The Company is involved in the principal business of acquiring, exploring and developing various resource properties of merit and working with its other associated or affiliated companies or Third Parties, directly or indirectly, in furtherance of such acquisition, exploration and development of resource properties (collectively, the "*Business*"); and, as a consequence thereof, the Company is hereby desirous of retaining the Executive as a Director and the President and Chief Executive Officer of the Company, and the Executive is hereby desirous of accepting such positions, in order to provide such related services to the Company (collectively, the "*General Services*");

D. Since the introduction of the Parties hereto the Parties hereby acknowledge and agree that there have been various discussions, negotiations, understandings and agreements between them relating to the terms and conditions of the General Services and, correspondingly, that it is their intention by the terms and conditions of this agreement (the "*Agreement*") to

hereby replace, in their entirety, all such prior discussions, negotiations, understandings and agreements with respect to the General Services; and

E. The Parties hereto have agreed to enter into this Agreement which replaces, in its entirety, all such prior discussions, negotiations, understandings and agreements, and, furthermore, which necessarily clarifies their respective duties and obligations with respect to the General Services to be provided hereunder, all in accordance with the terms and conditions of this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the mutual covenants and provisos herein contained, **THE PARTIES HERETO AGREE AS FOLLOWS**:

Article 1
DEFINITIONS AND INTERPRETATION

1.1 **Definitions**. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following words and phrases shall have the following meanings:

(a) "*Agreement*" means this Executive Services Agreement as from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions hereof, together with any Schedules attached hereto;

(b) "*Arbitration Rules*" means the Rules of the American Arbitration Association, as amended from time to time, as set forth in Article "9";

(c) "*Benefits*" has the meaning ascribed to it in section "4.9";

(d) "*Board of Directors*" means the Board of Directors of the Company as duly constituted from time to time and "*Director*" means an individual sitting as a member of the Board of Directors, including the Executive;

(e) "*Bonus*" has the meaning ascribed to it in section "4.4";

(f) "*Business*" has the meaning ascribed to it in recital "C.";

(g) "*business day*" means any day during which U.S. Chartered Banks are open for business in the City of Reno, Nevada, U.S.A.;

(h) "*Change of Control*" means that control over the management, policies and direction of the business and affaires of the Company is acquired by a person who owns beneficially, either directly or indirectly through one or more other persons or companies more than thirty (30 %) per cent of the voting securities in the Company

(i) "*Company*" means Geneva Resources, Inc., a company incorporated under the laws of the State of Nevada, U.S.A., or any successor company, however formed, whether as a result of merger, amalgamation or other action;

(j) "*Company's Non-Renewal Notice*" has the meaning ascribed to in section "3.2";

(k) "*Effective Date*" has the meaning ascribed to in section "3.1";

(l) "*Effective Termination Date*" has the meaning ascribed to it in each of sections "3.3", "3.4", "3.5", "3.6" and "5.3";

(m) "*Exchange Act*", "*Form S-8 Registration Statement*", "*SEC*", "*Registration Statement*" and "*Securities Act*" have the meanings ascribed to them in section "4.8";

(n) "*Executive*" means Stacey Kivel;

(o) "*Expenses*" has the meaning ascribed to it in section "4.5";

(p) "*Fee*" has the meaning ascribed to it in section "4.1";

(q) "*Initial Term*" has the meaning ascribed to it in section "3.1";

(r) "*General Services*" has the meaning ascribed to it in section "2.1";

(s) "*Indemnified Party*" has the meaning ascribed to it in section "7.1";

(t) "*Notice of Termination Date*" has the meaning ascribed to it in each of sections "3.3", "3.4", "3.5" and "5.3";

(u) "*Option*" has the meaning ascribed to it in section "4.7";

(v) "*Option Plan*" has the meaning ascribed to it in section "4.7";

(w) "*Option Share*" has the meaning ascribed to it in section "4.7";

(x) "*OTCBB*" means the NASDAQ Over-The-Counter Bulletin Board;

(y) "*Parties*" or "*Party*" means, individually and collectively, the Company, and/or the Executive hereto, as the context so requires, together with each of their respective successors and permitted assigns as the context so requires;

(z) "*Property*" has the meaning ascribed to it in section "5.4";

(aa) "*Regulatory Approval*" means the acceptance for filing, if required, of the transactions contemplated by this Agreement by the Regulatory Authorities;

(ab) "*Regulatory Authorities*" and "*Regulatory Authority*" means, either singularly or collectively as the context so requires, such regulatory agencies who have jurisdiction over the affairs of either of the Company and/or the Executive and including, without limitation, and where applicable, the United States Securities and Exchange Commission, the NASDAQ, the OTCBB and all regulatory authorities from whom any such authorization, approval or other action is required to be obtained or to be made in connection with the transactions contemplated by this Agreement;

(ac) "*subsidiary*" means any company or companies of which more than 50% of the outstanding shares carrying votes at all times (provided that the ownership of such shares confers the right at all times to elect at least a majority of the directors of such company or companies) are for the time being owned by or held for that

company and/or any other company in like relation to that company and includes any company in like relation to the subsidiary;

(ad) "Third Party" means any individual, company, partnership, joint venture or other similar legal entity or enterprise, which is not a Party as defined in this Agreement, and;

(ae) "*Vacation*" has the meaning ascribed to it in section "4.6".

1.2 **Interpretation**. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the words "*herein*", "*hereof*" and "*hereunder*" and other words of similar import refer to this Agreement as a whole and not to any particular Article, section or other subdivision of this Agreement;

(b) any reference to an entity shall include and shall be deemed to be a reference to any entity that is a permitted successor to such entity; and

(c) words in the singular include the plural and words in the masculine gender include the feminine and neuter genders, and *vice versa.*

Article 2
GENERAL SERVICES AND DUTIES OF THE EXECUTIVE

2.1 **General Services**. During the Initial Term and during the continuance of this Agreement the Company hereby agrees to appoint and to retain the Executive as a Director and as the President and Chief Executive Officer of the Company, respectively. The Executive hereby agrees to be subject to the direction and supervision of, and to have such authority as is delegated to the Executive by, the Board of Directors, consistent with such positions. The Executive also agrees to accept such positions in order to carry out the duties of a Director and to provide such related services, associated with the positions of President and Chief Executive Officer, as the Board of Directors shall, from time to time, reasonably assign to the Executive and as may be necessary for the ongoing maintenance and development of the Company's various Business interests during the Initial Term and during the continuance of this Agreement (collectively, the "*General Services").* It being expressly acknowledged and agreed by the Parties hereto that the Executive shall initially commit and provide to the Company the General Services on an exclusive and full-time basis during the Initial Term and during the continuance of this Agreement, for which the Company, as more particularly set forth herein, hereby agrees to pay and provide to the order and direction of the Executive, each of the proposed compensation amounts as set forth in Articles "4".

In this regard it is hereby acknowledged and agreed that the Executive, as President and Chief Executive Officer, shall be entitled to communicate with and shall rely upon the immediate advice, direction and instructions of the Chairman of the Board of Directors of the Company, or upon the advice or instructions of such other Director or officer of the Company as the Chairman of the Board of Directors of the Company shall, from time to time, designate in times of the Chairman's absence, in order to initiate, coordinate and implement the General Services as contemplated herein subject, at all times, to the final direction and supervision of the Board of Directors.

2.2 **Additional Duties respecting the General Services**. Without in any manner limiting the generality of the General Services to be provided as set forth in section "2.1", it is hereby also acknowledged and agreed that Executive will, during the Initial Term and during the continuance of this Agreement, devote one hundred (100%) per cent of the Executive's professional and business efforts, energy and enterprise, both as to the time and commitment, to the General Services of the Executive as may be determined and required by the Board of Directors of the Company for the performance of said General Services faithfully, diligently, to the best of the Executive's abilities and in the best interests of the Company and, furthermore, that the Executive's employment time, as President and Chief Executive Officer, will be prioritized at all times for the Company in that regard.

Also included in the general definition and meaning of General Services, hereunder, are those duties, responsibilities and obligations that the Executive has agreed to be bound by as a Director, pursuant to the Director's engagement letter of February 7, 2007 (the "*Director's Engagement Letter*"), a copy of which is attached hereto as Schedule "A". The Parties mutually agree to modify the term of appointment at clause 2 of the Director's Engagement Letter from two (2) years to a term of engagement which will correspond in all respects to the Initial Term and any renewals or the termination of the General Services, as provided in Article 3 herein and pursuant to any applicable legislation or the requirements of Regulatory Authorities.

Notwithstanding the forgoing, where the Board of Directors unanimously consents and approves, in writing or by resolution, that the Executive may undertake or engage in any specific consulting or business related activity, either directly or indirectly, whether on her own accord or together with a Third Party, which is not within the scope and meaning of the General Services, including such Additional Duties thereto as provided for in sections 2.1 and 2.2 herein, respectively, the Executive shall be shall be permitted to undertake or engage in those specifically identified and permitted activities, but only to the extent and on the terms expressly agreed to in writing by the unanimous resolution of the Board of Directors.

2.3 **Adherence to rules and policies of the Company**. The Executive hereby acknowledges and agrees to abide by the reasonable rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the same as such rules, regulations, instructions, personnel practices and policies may be reasonably applied to the Executive as the President and Chief Executive Officer of the Company.

Article 3
INITIAL TERM, RENEWAL AND TERMINATION

3.1 **Effectiveness and Initial Term of the Agreement**. The initial term of this Agreement (the "*Initial Term*") is for a period of one year commencing on May 1, 2007 (the "*Effective Date*"), however, is subject, at all times, to the Company's prior receipt, if required, of Regulatory Approval from each of the Regulatory Authorities to the terms and conditions of and the transactions contemplated by this Agreement.

3.2 **Renewal by the Company after the Initial Term**. Subject at all times to sections "3.3", "3.4", "3.5" and "5.3", this Agreement shall renew automatically if not specifically terminated in accordance with the following provisions. The Company agrees to notify the Executive in writing at least one hundred and eighty (180) calendar days prior to the end of the Initial Term of its intent not to renew this Agreement (the "*Company's Non-Renewal Notice*"). Should the Company fail to provide the Company's Non-Renewal Notice this

Agreement shall automatically renew on a one-month to one-month term renewal basis after the Initial Term until otherwise specifically renewed in writing by each of the Parties hereto for the next one (1) year term of renewal or, otherwise, terminated upon delivery by the Company of a corresponding and follow-up one hundred and eighty (180) calendar day Company's Non-Renewal Notice in connection with and within thirty (30) calendar days prior to the end of any such one-month term renewal period. Any such renewal on a one-month basis shall be on the same terms and conditions contained herein unless modified and agreed to in writing by the Parties in advance.

3.3 **Termination without cause by the Executive**. Notwithstanding any other provision of this Agreement, this Agreement may be terminated by the Executive at any time after the Effective Date and during the Initial Term and during the continuance of this Agreement upon the Executive's delivery to the Company of prior written notice of its intention to do so (the "*Notice of Termination*" herein) at least one hundred and eighty (180) calendar days prior to the effective date of any such termination (the end of such 180-day period from such Notice of Termination being the "*Effective Termination Date*" herein). In any such event the Executive's ongoing obligation to provide the General Services will continue only until the Effective Termination Date and, save and except for the Options, which shall continue and be available for exercise for a period of one year from the Effective Termination Date, the Company's ongoing obligation to provide and to pay to the Executive all of the amounts otherwise payable to the Executive under Article "4" will continue only until the Effective Termination Date.

3.4 **Termination without cause by the Company**. Notwithstanding any other provision of this Agreement, this Agreement may be terminated by the Company at any time after the Effective Date and during the Initial Term and during the continuance of this Agreement upon the Company's delivery to the Executive of prior written notice of its intention to do so (the "*Notice of Termination*" herein) at least one hundred and eighty (180) calendar days prior to the effective date of any such termination (the end of such 180-day period from such Notice of Termination being the "*Effective Termination Date*" herein). In any such event the Executive's ongoing obligation to provide the General Services will continue only until the Effective Termination Date and, save and except for the Options (as hereinafter defined) which shall continue and be available for exercise for a period of one year from the within Effective Termination Date, the Company's ongoing obligation to provide and to pay to the Executive all of the amounts otherwise payable to the Executive under Article "4" will continue only until the Effective Termination Date.

3.5 **Termination for cause by any Party**. Notwithstanding any other provision of this Agreement, this Agreement may be terminated by any Party hereto at any time upon written notice to the other Party of such Party's intention to do so (the "*Notice of Termination*" herein) at least ten (10) calendar days prior to the effective date of any such termination (the end of such 10-day period from such Notice of Termination being the "*Effective Termination Date*" herein), and damages sought, if:

(a) the other Party fails to cure a material breach of any provision of this Agreement within ten (10) calendar days from its receipt of written notice from said Party (unless such material breach cannot be reasonably cured within said 10 calendar days and the other Party is actively and diligently exercising best efforts to cure said material breach);

(b) the other Party is willfully non-compliant in the performance of its respective duties under this Agreement within ten (10) calendar days from its receipt of written notice from said Party (unless such willful non-compliance cannot be

reasonably corrected within said 10 calendar days and the other Party is actively and diligently exercising best efforts to cure said willful non-compliance);

(c) the other Party commits fraud or serious neglect or misconduct in the discharge of its respective duties hereunder or under the law; or

(d) the other Party becomes adjudged bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, and where any such involuntary petition is not dismissed within 10 calendar days.

In any such event the Executive's ongoing obligation to provide the General Services will continue only until the Effective Termination Date and the Company shall continue to pay to the Executive all of the amounts otherwise payable to the Executive under Article "4" until the Effective Termination Date. The Parties agree that regardless of the grounds for termination of the Executive's Agreement to provide General Services upon the occurrence of such the Executives appointment as director shall be deemed to be terminated simultaneously and the Executive will formally tender her written resignation as Director, President and Chief Executive Officer immediately.

3.6 **Disability or death and Advance**. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time by any Party within ten (10) calendar days after the death or disability of the Executive, as a without fault termination (the resulting effective date of any such termination being herein also the "*Effective Termination Date*"). For the purposes of this Agreement the term "*disability*" shall mean the Executive shall have been unable to provide the General Services contemplated under this Agreement for a period of thirty (30) calendar days, whether or not consecutive, during any three hundred and sixty (360) calendar day period, due to a physical or mental disability. A determination of disability shall be made by a physician satisfactory to both the Executive and the Company; provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician whose determination as to disability shall be binding on all Parties. In the event that the Executive's employment is terminated by death or because of disability pursuant to this Agreement, the Company shall pay to the estate of the Executive or to the Executive, as the case may be, all amounts to which the Executive would otherwise be entitled under Article "4" until the Effective Termination Date and the Options (as hereinafter defined) shall continue and be available for exercise for a period of one year from the within Effective Termination Date.

3.7 **Effect of Termination**. Terms of this Agreement relating to accounting, payments, confidentiality, accountability for damages or claims and all other matters reasonably extending beyond the terms of this Agreement and to the benefit of the Parties hereto or for the protection of the Business interests of the Company shall survive the termination of this Agreement, and any matter of interpretation thereto shall be given a wide latitude in this regard. In addition, and without limiting the foregoing, each of sections "3.3", "3.4", "3.5", "3.6" "3.8" and "5.3" shall survive the termination of this Agreement.

3.8 **Change of Control**. Where a Change of Control occurs prior to the termination of this Agreement, then a Party shall be entitled at any time within six (6) months of the occurrence of the Change of Control, to terminate this Agreement by giving the other Party thirty (30) days notice in writing of the first Party's intention to terminate the Agreement. In the event that either Party terminates the Agreement, then the Company or the legal successor to the Company (where a Change of Control involves a merger, take-over, acquisition or similar arrangement accompanying the Change of Control, which actually or effectively results in the elimination of the Company as a separate or subsisting legal entity whereby it is replacement by the legal successor), shall be obligated to payout a severance bonus to the Executive equal to the

Fee for one year as provided for under Article 4, together with all unpaid amounts due and owing to the Executive by the Company at the time of such termination.

Payment of the severance bonus to the Executive pursuant to this section 3.8 shall be made by the Company or its successor within thirty (30) days of the date that the notice of termination was delivered by the terminating Party, and such severance bonus shall only be payable where:

(a) the Executive is not in breach of any of the terms and conditions of this Agreement such that the Company or its successor, as the case may be, is legally entitled to terminate this Agreement pursuant to sections 3.5 and 5.3;

(b) the Executive has previously agreed in writing that such severance bonus together all other outstanding monies duly owing to the Executive shall, upon payment pursuant to this section 3.8, constitute a full and final payment in settlement of all and any outstanding claims or potential claims, that the Executive has or may have against the Company, its Board of Directors, Officers, successor or other assigns arising out of or in relation to the Executives relationship to the Company under this Agreement;

(c) the Executive delivers such release and waiver of claim pursuant to the settlement, satisfaction and accord arrangements provided under (b) above.

Article 4
COMPENSATION OF THE EXECUTIVE

4.1 **Fee**. It is hereby acknowledged and agreed that the Executive shall render the General Services as defined herein during the Initial Term and during the continuance of this Agreement and shall thus be compensated from the Effective Date of this Agreement to the termination of the same by way of the payment by the Company to the Executive, or to the further order or direction of the Executive as the Executive may determine and advise the Company of prior to such payment of the gross monthly fee or a gross monthly salary, as the case maybe, of U.S. $25,000.00 (the "*Fee*"). All such Fees will be due and payable by the Company to the Executive, or to the further order or direction of the Executive as the Executive may determine and advise the Company of prior to any such Fee payment, which shall be paid on a bi-weekly basis on or about the fifteenth and thirtieth day of each month during the continuance of this Agreement.

4.2 **Payment of Fee; Representation By the Executive No Employee Remittances; Indemnity of the Company**. The Executive has represented to the Company that due to her particular circumstances under this Agreement the Company is not legally obligated to make any employee remittances for income tax or any other form of employee related tax remittance notwithstanding she is an employee within the UK on the grounds that: (a) she is not domiciled in the United Kingdom (the "UK"); (b) she is engaged in a non-UK contract of employment relating to the performance of the General Services which will be performed outside the UK; (c) any duties she performs within the UK would be merely incidental to the General Services which are the basis of the Executive's employment contract as set out in this Agreement; (d) she will not be paid any remuneration under the Agreement within the UK; (e) she will not permit nor arrange for any part of her remuneration paid to her under this Agreement to be paid or remitted from the Company either directly to her or indirectly to any company she controls which is domiciled in the UK in contravention of the forgoing stipulations; and, (f) where she does not fully comply with these stipulations, she will be personally responsible for any and all taxes, interest, penalties or other remittances (the "Tax Remittances") duly owing and payable to the

UK tax authorities by the Company, if any, as a result thereof. The Executive has assured the Company that there will be no legal obligation on the Company's behalf to remit any amounts for income taxes, goods and services taxes or other similar Tax Remittances related to the payment of the Fees or any other reimbursement, compensation or remuneration under this Agreement for the reasons described above and in support thereof she has provided the opinion of her tax advisor Anglo American Taxation dated October 4, 2006 and attached hereto as Schedule "B".

In good faith and in reliance on the Executive's representations and her tax experts' opinion, the Company has agreed to pay the compensation due to the Executive under this Agreement on a gross basis without making holdbacks or paying Tax Remittances to the UK tax authorities. The Company further relies upon the Executive's express representation that the Company will also have no legal obligation under this Agreement to holdback any part of the Executive's Fee hereunder and directly pay Tax Remittances to any other tax authority of another country or jurisdiction, on the grounds she is an employee under this Agreement and in any such other tax jurisdiction employee Tax Remittances are legally required to be made directly by the Company as employer of the Executive to such other tax authority. Based on the Executive's express representations as described herein that the Company has no obligations as an employer to make Tax Remittances on her behalf in the UK or elsewhere, the Company shall refrain from doing so. In further consideration for the Company acting in good faith and in reliance on the representations of the Executive, the Executive hereby promises, covenants and agrees to indemnify and save harmless the Company and its Directors, Officers and Senior Executives from any and all loss, damage, liability, cost, expense and outlay of any kind including any legal or other professional tax or accounting fees in respect to any action, suit, investigation or assessment which is directly or indirectly related to the failure of the Company to make any holdbacks, deductions or Tax Remittances on the Executives behalf in relation to any payments made to her pursuant to this Agreement.

In reliance on the Executives representation it is hereby acknowledged and agreed that the Executive will be deemed as if she is a "Non-Taxable Employee" of the Company for all intents and purposes, such that all compensation which is provided by the Company to the Executive under this Agreement, or otherwise, will be calculated on the foregoing gross Fee basis and for which no statutory taxes will be deducted and remitted by the Company. It being understood and agreed by and between the Parties that where the Executive is legally obligated to pay or make Tax Remittances whether as an employee or otherwise, she will by the terms, conditions and covenants provided for under this Article "4", be obligated to pay and remit the same and do all things reasonably necessary to protect, save harmless and indemnify the Company from any and all liability and obligation for the same as provide for herein.

The Parties further acknowledge, consent and agree that the Executive's gross monthly Director's fee is hereby modified from GBP £2,500 as provided in the Director's Engagement Letter at clause 2 of Schedule "A" hereto, to US $5000.00 per month. The Parties further agree that to be consistent with the representations made by the Executive under this Agreement the Company shall rely on the same in not withholding or providing Tax Remittances in regard to any part of such gross Directors fee and the Executive shall provide the same indemnities to the Company, its Directors, officers and Senior Executives as provided by her above under this section 4.2 regarding her gross monthly Fee.

4.3 **Increases in the Fee**. It is hereby acknowledged that the proposed Fee payments under this Agreement were negotiated as between the Parties hereto in the context of the stage of development of the Company existing as at the Effective Date of this Agreement. Correspondingly, it is hereby acknowledged and agreed that the Fee shall be reviewed and renegotiated at the request of either Party on a reasonably consistent basis during the continuance of this Agreement and, in the event that the Parties cannot agree, then the Fee shall be increased

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on an annual basis by the greater of (i) 10% and (ii) the percentage which is the average percentage of all increases to management salaries and fees within the Company during the previous 12-month period. Any dispute respecting either the effectiveness or magnitude of the final Fee hereunder shall be determined by arbitration in accordance with Article "9".

4.4 **Bonus payments**. It is hereby also acknowledged that the Board of Directors shall, in good faith, consider the payment of reasonable industry standard annual bonuses (each being a "*Bonus*") based upon the performance of the Company and upon the achievement by the Executive and/or the Company of reasonable management objectives to be reasonably established by the Board of Directors (after reviewing proposals with respect thereto defined by the Executive in the Executive's capacity as the President and Chief Executive Officer of the Company, and delivered to the Board of Directors by the Executive at least thirty (30) calendar days before the beginning of the relevant fiscal year of the Company (or within ninety (90) calendar days following the commencement of the Company's first calendar year commencing on the Effective Date)). These management objectives shall consist of both financial and subjective goals and shall be specified in writing by the Board of Directors, and a copy shall be given to the Executive prior to the commencement of the applicable year. The payment of any such Bonus shall be payable no later than within one hundred and twenty (120) calendar days of the ensuing year after any calendar year commencing on the Effective Date. Any dispute respecting either the effectiveness or the magnitude of any Bonus hereunder shall be determined by arbitration in accordance with Article "8".

4.5 **Reimbursement of Expenses**. It is hereby acknowledged and agreed that the Executive shall also be reimbursed for all pre-approved, direct and reasonable expenses actually and properly incurred by the Executive for the benefit of the Company (collectively, the "*Expenses*"); and which Expenses, it is hereby acknowledged and agreed, shall be payable by the Company to the order, direction and account of the Executive as the Executive may designate in writing, from time to time, as soon as conveniently possible after the prior delivery by the Executive to the Company of written substantiation on account of each such reimbursable Expense.

4.6 **Paid Vacation**. It is hereby also acknowledged and agreed that, during the continuance of this Agreement, the Executive shall be entitled to four weeks paid vacation (collectively, the "*Vacation*") for each and every year during the continuance of this Agreement. In this regard it is further understood hereby that the Executive's entitlement to any such paid Vacation during any year (including the initial year) during the continuance of this Agreement will be subject, at all times, to the Executive's entitlement to only a pro rata portion of any such paid Vacation time during any year (including the initial year) and to the effective date upon which this Agreement is terminated prior to the end of any such year for any reason whatsoever.

4.7 **Options**. Subject to the following and the provisions of section "4.8" and as soon as reasonably practicable after the Effective Date hereof, it is hereby acknowledged and agreed that the Executive will be granted, or will have already been granted, subject to the rules and policies of the Regulatory Authorities and applicable securities legislation, the terms and conditions of the Company's existing stock option plan (the "*Option Plan*") and the final determination of the Board of Directors, acting reasonably, an incentive stock option or options (each being an "*Option*") for the collective purchase of up to an aggregate of not less than five hundred thousand (500,000) common shares of the Company (each constituting an "*Option Share*"), at an exercise price of not more than U.S. $1.00 per Option Share and exercisable for a period of not less than ten (10) years from the date of grant; or such further number of Options to acquire an equivalent number of Option Shares of the Company as the Board of Directors may determine, in its sole and absolute discretion; and which Option or Options will be exercisable for such periods and at such exercise price or prices per Option Share as the Board of Directors

may also determine, in its sole and absolute discretion, from time to time after the Effective Date hereof.

The Parties acknowledge confirm and agree that the provision of the Option for five hundred thousand (500,000) Option Shares under this Agreement is inclusive of the two hundred thousand (200,000) Option Shares granted under the Director's Engagement Letter attached hereto as Schedule "A".

It is hereby acknowledged that the initial Options granted under this Agreement were negotiated as between the Parties hereto in the context of the stage of development of the Company existing as at the Effective Date of this Agreement. Correspondingly, it is hereby acknowledged and agreed that the number of Options granted by the Company to the Executive hereunder shall be reviewed and renegotiated at the request of either Party on a reasonably consistent basis during the continuance of this Agreement and, in the event that the Parties cannot agree, then the number of Options shall be increased on an annual basis by the percentage which is the average percentage of all increases to management stock options within the Company during the previous twelve (12) month period; and in each case on similar and reasonable exercise terms and conditions. Any dispute respecting either the effectiveness or magnitude of the final number and terms hereunder shall be determined by arbitration in accordance with Article "9".

4.8 **Options subject to the following provisions**. In this regard, and subject also to the following, it is hereby acknowledged and agreed that the exercise of any such Options shall be subject, at all times, to such vesting and resale provisions as may then be contained in the Company's Option Plan and as may be finally determined by the Board of Directors, acting reasonably. Notwithstanding the foregoing, however, it is hereby also acknowledged and agreed that, in the event that this Agreement is terminated in accordance with either of sections "3.2", "3.3", "3.4", "3.5", "3.6" "3.8"and "5.3" herein, such portion of the within and remaining Options which shall have then not been exercised on the determined Effective Termination Date shall, notwithstanding the remaining exercise period of the Option(s), then be exercisable by the Executive for a period of one year following such Effective Termination Date or otherwise. In this regard, and in accordance with the terms and conditions of each final form of Option agreement, the Parties hereby also acknowledge and agree that:

(a) *Registration of Option Shares under the Options*: the Company shall file with the United States Securities and Exchange Commission (the "*SEC*") a registration statement on Form S-8 (the "*Form S-8 Registration Statement*") within sixty (60) calendar days after the Effective Date hereof covering the issuance of all Option Shares of the Company underlying the then issued Options, and such Form S-8 Registration Statement shall comply with all requirements of the United States *Securities Act of 1933*, as amended (the "*Securities Act*"). In this regard the Company shall use its best efforts to ensure that the Form S-8 Registration Statement remains effective as long as such Options are outstanding, and the Executive fully understands and acknowledges that these Option Shares will be issued in reliance upon the exemption afforded under the Form S-8 Registration Statement which is available only if the Executive acquires such Option Shares for investment and not with a view to distribution. The Executive is familiar with the phrase "acquired for investment and not with a view to distribution" as it relates to the Securities Act and the special meaning given to such term in various releases of the United States Securities and Exchange Commission (the "*SEC*").

(b) *Section 16 compliance*: the Company shall ensure that all grants of Options are made to ensure compliance with all applicable provisions of the exemption afforded under Rule 16 xb-3 promulgated under the *Securities and Exchange Act of 1934*, as

amended (the "*Exchange Act*"). Without limiting the foregoing, the Company shall have an independent committee of the Board of Directors of the Company approve each grant of Options to the Executive and, if required, by the applicable Regulatory Authorities and the shareholders of the Company. The Company shall file, on behalf of the Executive, all reports required to filed with the SEC pursuant to the requirements of Section 16(a) under the Exchange Act and applicable rules and regulations.

(c) *Disposition of any Option Shares*: the Executive further acknowledges and understands that, without in anyway limiting the acknowledgements and understandings as set forth hereinabove, the Executive agrees that the Executive shall in no event make any disposition of all or any portion of the Option Shares which the Executive may acquire hereunder unless and until:

(i) there is then in effect a "*Registration Statement*" under the Securities Act covering such proposed disposition and such disposition is made in accordance with said Registration Statement; or

(ii) (A) the Executive shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, (B) the Executive shall have furnished the Company with an opinion of the Executive's own counsel to the effect that such disposition will not require registration of any such Option Shares under the Securities Act and (C) such opinion of the Executive's counsel shall have been concurred in by counsel for the Company and the Company shall have advised the Executive of such concurrence.

(d) *Payment for any Option Shares*: it is hereby further acknowledged and agreed that, during the continuance of this Agreement, the Executive shall be entitled to exercise any Option granted hereunder and pay for the same by way of the prior agreement of the Executive, in the Executive's sole and absolute discretion, and with the prior knowledge of the Company, to settle any indebtedness which may be due and owing by the Company under this Agreement in payment for the exercise price of any Option Shares acquired. In this regard, and subject to further discussion as between the Company and the Executive, together with the prior approval of the Board of Directors of the Company and the establishment by the Company of a new Option Plan predicated upon the same, it is envisioned that, when the Company is in a position to afford the same, the Company may adopt certain additional "cashless exercise" provisions respecting the granting and exercise of incentive stock options during the continuance of this Agreement.

4.9 **Benefits**. It is hereby acknowledged and agreed that, during the continuance of this Agreement, the Executive shall be entitled to participate fully in the Company's respective medical services plans and management and employee benefits program(s) (collectively, the "*Benefits*"), which may be in effect and available to the Company's employees, officers, and Directors from time to time, as the case may be.

Article 5
ADDITIONAL OBLIGATIONS OF THE EXECUTIVE

5.1 **Reporting**. At such time or times as may be reasonably required by the Board of Directors, ,the Executive will provide the Board of Directors with such information concerning

the results of the Executive's General Services and activities hereunder for the previous month as the Board of Directors may require.

5.2 **Opinions, reports and advice of the Executive**. The Executive acknowledges and agrees that all written and oral opinions, reports, advice and materials provided by the Executive to the Company in connection with the Executive's engagement hereunder are intended solely for the Company's benefit and for the Company's uses only, and that any such written and oral opinions, reports, advice and information are the exclusive property of the Company. In this regard the Executive covenants and agrees that the Company may utilize any such opinion, report, advice and materials for any other purpose whatsoever and, furthermore, may reproduce, disseminate, quote from and refer to, in whole or in part, at any time and in any manner, any such opinion, report, advice and materials in the Company's sole and absolute discretion. The Executive further covenants and agrees that no public references to the Executive or disclosure of the Executive's role in respect of the Company may be made by the Executive without the prior written consent of the Board of Directors in each specific instance and, furthermore, that any such written opinions, reports, advice or materials shall, unless otherwise required by the Board of Directors, be provided by the Executive to the Company in a form and with such substance as would be acceptable for filing with and approval by any Regulatory Authority having jurisdiction over the affairs of the Company from time to time.

5.3 **Executive's business conduct**. The Executive warrants that the Executive shall conduct the business and other activities in a manner which is lawful and reputable and which brings good repute to the Company, the Company's business interests and the Executive. In particular, and in this regard, the Executive covenants to provide the General Services in a sound and professional manner consistent with or superior to standards for performance quality within the industry or as set by the specifications of the Company. In the event that the Board of Directors has a reasonable concern that the Executive is conducting the Company's business in a way which is contrary to law or is reasonably likely to bring disrepute to the business, or to the reputations of the Company or the Executive,, the Company may require that the Executive make specific alterations in the Executive's business practices, conduct or structure, whether of management or Board representation or employee or sub-licensee representation, as the Board of Directors may reasonably require, in its sole and absolute discretion. Where the Executive fails to comply with the written directives or recommendations or the Board of Directors, the Company may in its sole and absolute discretion, terminate this Agreement upon prior written notice of such to the Executive (the "*Notice of Termination*" herein) at least thirty (30) calendar days prior to the effective date of any such termination (the end of such 30-day period from such Notice of Termination being the "*Effective Termination Date*" herein). In any such event the Executive's ongoing obligation to provide the General Services will continue only until the Effective Termination Date and the Company shall continue to pay to the Executive all of the amounts otherwise payable to the Executive under Article "4" until the Effective Termination. In the event of any disagreement or dispute as to the reasonableness of the Board of Directors' request or requirements, the judgment of the Board of Directors shall be deemed correct until such time as the matter has been determined by arbitration in accordance with Article "9".

5.4 **Right of ownership to the business and related Property**. The Executive hereby acknowledges and agrees that any and all Company Business interests, together with any products or improvements derived therefrom and any trade marks or trade names used in connection with the same (collectively, the "*Property*"), are wholly owned and controlled by the Company. Correspondingly, neither this Agreement, nor the operation of the business contemplated by this Agreement, confers or shall be deemed to confer upon the Executive any interest whatsoever in and to any of the Property. In this regard the Executive hereby further covenants and agrees not to, during or after the Initial Term and the continuance of this Agreement, contest the title to any of the Property interests, in any way dispute or impugn the validity of the Property interests or take any action to the detriment of the Company's interests

therein. The Executive acknowledges that, by reason of the unique nature of the Property interests, and by reason of the Executive's knowledge of and association with the Property interests during the Initial Term and during the continuance of this Agreement, the aforesaid covenant, both during the Initial Term of this Agreement and thereafter, is reasonable and commensurate for the protection of the legitimate business interests of the Company. As a final note, the Executive hereby further covenants and agrees to immediately notify the Company of any infringement of or challenge to the any of the Property interests as soon as the Executive becomes aware of the infringement or challenge.

5.5 **Executive Assigns All Right, Title and Interest In the Work and Property.** The Executive hereby assigns to the Company the entire right, title and interest throughout the world in and to all work performed, writings, formulas, designs, models, drawings, photographs, design inventions, and other inventions, made, conceived, or reduced to practice or authored by the Executive or the Executive's employees, either solely or jointly with others, during the performance of this Agreement, or which are made, conceived, or reduced to practice, or authored with the use of information or materials of the Company either received or used by the Executive during the performance of this Agreement or any extension or renewal thereof. The Executive shall promptly disclose to the Company all works, writings, formulas, designs, models, photographs, drawings, design inventions and other inventions made, conceived or reduced to practice, or authored by the Executive or the Executive's employees as set forth above. The Executive shall sign, execute and acknowledge, or cause to be signed, executed and acknowledged without cost to Company or its nominees, any and all patent, trademark or copyright protection throughout the world upon all such works, writings, formulas, designs, models, drawings, photographs, design inventions and other inventions; title to which the Company acquires in accordance with the provisions of this section. The Executive has acquired or shall acquire from each of the Executive's employees, if any, the necessary rights to all such works, writings, formulas, designs, models, drawings, photographs, design inventions and other inventions made by such employees within the scope of their employment by the Executive in performing the General Services under this Agreement. The Executive shall obtain the cooperation of each such employee to secure to the Company or its nominees the rights to such works, writings, formulas, designs, models, drawings, photographs, design inventions and other inventions as the Company may acquire in accordance with the provisions of this section. The work performed and the information produced under this Agreement are works made for hire as defined in 17 U.S.C. § 101.

Article 6
ADDITIONAL OBLIGATIONS OF THE PARTIES

6.1 **Non-Conflict, Non-Competition and Non-Circumvention**. During the continuance of this Agreement the Executive shall not engage in any business or activity which reasonably may detract from or conflict with her duties, responsibilities and obligations to the Company, as set forth in this Agreement, without the prior written consent of the Board of Directors as provided at section 2.1. In addition, during the continuance of this Agreement, and for a period of at least one year following the termination of this Agreement in accordance with either of sections "3.2", "3.3", "3.4", "3.5", "3.6" or "5.3" hereunder:

(a) The Executive shall not engage in any mineral resource exploration or development business or activity whatsoever which reasonably may be determined by the Company, in its sole and absolute discretion, to compete with any portion of the Company's mineral resource exploration or development business interests as contemplated hereby without the prior written consent of that Company.

(b) The Parties hereby acknowledges and agrees, for a period of one year following the termination of this Agreement that in accordance with either of sections "3.2", "3.3", "3.4", "3.5", "3.6" "3.8" or "5.3" hereunder, the Executive will not initiate any contact or communication directly with the Company's respective subsidiaries, directors, officers, representatives, agents or employees, without the prior written consent of the Company and, notwithstanding the generality of the foregoing, the Executive further acknowledges and agrees, even with the prior written consent of the Company to such contact or communication, the Executive shall limit such contact or communication to discussions outside the scope of any confidential information obtained or disclosed to the Executive by reason of her office, position or activities while engaged in the General Services under this Agreement..

(c) For the purposes of the foregoing the Parties hereby recognize and agree that a breach by the Executive of any of the covenants herein contained would result in irreparable harm and significant damage to the Company that would not be adequately compensated for by monetary award. Accordingly, the Parties mutually agree that, in the event of any such breach by the Executive, in addition to being entitled as a matter of right to apply to a Court of competent equitable jurisdiction for relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with the provisions hereof, the Executive will also be liable to the Company for liquidated damages, in an amount equal to any amount received and earned by the Executive as a result of and with respect to any such breach.

(d) The Parties hereby acknowledge and agree that if any of the aforesaid restrictions, activities, obligations or periods are considered by a Court of competent jurisdiction to be unreasonable, then Parties agree that said Court shall have authority to limit such restrictions, activities or periods as the Court deems proper in the circumstances.

(e) The Parties further acknowledge and agree that all restrictions or obligations in this Agreement generally and in this Article 6, in particular, are necessary and fundamental to the protection of the of the Company's business interests and are reasonable and valid, and all defenses to the strict enforcement thereof by the Executive are hereby waived.

6.2 **Confidentiality**. The Executive will not, except as authorized or required by its respective duties and obligations hereunder, reveal or divulge to any person, company or entity any information concerning the respective organization, business, finances, transactions or other affairs of the Company, or of any of the Company's respective subsidiaries, which may come to the Executive's knowledge during the continuance of this Agreement, and the Executive will keep in complete secrecy all confidential information entrusted to her and will not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Company's respective business interests. This restriction will continue to apply after the termination of this Agreement without limit in point of time but will cease to apply to information or knowledge which may come into the public domain.

6.3 **Compliance with applicable laws**. Each Party will comply with all U.S., Canadian and foreign laws, whether federal, provincial or state, applicable to its respective duties and obligations hereunder and, in addition, hereby represents and warrants that any information which the Party may provide to any person or company hereunder will, to the best of the Party's knowledge, information and belief, be accurate and complete in all material respects and not be

misleading or otherwise omit to state any fact or information which would be material to such person or company.

Article 7
INDEMNIFICATION AND LEGAL PROCEEDINGS

7.1 **Indemnification**. The Parties hereto hereby each agree to indemnify and save harmless the other Party hereto and including, where applicable, their respective subsidiaries and affiliates and each of their respective directors, officers, Executives and agents (each such party being an "*Indemnified Party*") harmless from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatever nature or kind and including, without limitation, any investigation expenses incurred by any Indemnified Party, to which an Indemnified Party may become subject by reason of the terms and conditions of this Agreement.

7.2 **No indemnification**. This indemnity will not apply in respect of an Indemnified Party in the event and to the extent that a Court of competent jurisdiction in a final judgment shall determine that the Indemnified Party was grossly negligent or guilty of willful misconduct.

7.3 **Claim of indemnification**. The Parties hereto agree to waive any right they might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy, security or claim payment from any other person before claiming this indemnity.

7.4 **Notice of claim**. In case any action is brought against an Indemnified Party in respect of which indemnity may be sought against either of the Parties hereto, the Indemnified Party will give both Parties hereto prompt written notice of any such action of which the Indemnified Party has knowledge and the relevant Party will undertake the investigation and defense thereof on behalf of the Indemnified Party, including the prompt employment of counsel acceptable to the Indemnified Party affected and the relevant Party and the payment of all expenses. Failure by the Indemnified Party to so notify shall not relieve the relevant Party of such relevant Party's obligation of indemnification hereunder unless (and only to the extent that) such failure results in a forfeiture by the relevant Party of substantive rights or defenses.

7.5 **Settlement**. No admission of liability and no settlement of any action shall be made without the consent of each of the Parties hereto and the consent of the Indemnified Party affected. Such consent not to be unreasonable withheld.

7.6 **Legal proceedings**. Notwithstanding that the relevant Party will undertake the investigation and defense of any action, an Indemnified Party will have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless:

(a) such counsel has been authorized by the relevant Party;

(b) the relevant Party has not assumed the defense of the action within a reasonable period of time after receiving notice of the action;

(c) the named parties to any such action include that any Party hereto and the Indemnified Party shall have been advised by counsel that there may be a conflict of interest between any Party hereto and the Indemnified Party; or

(d) there are one or more legal defenses available to the Indemnified Party which are different from or in addition to those available to any Party hereto.

7.7 **Contribution**. If for any reason other than the gross negligence or bad faith of the Indemnified Party being the primary cause of the loss claim, damage, liability, cost or expense, the foregoing indemnification is unavailable to the Indemnified Party or insufficient to hold them harmless, the relevant Party shall contribute to the amount paid or payable by the Indemnified Party as a result of any and all such losses, claim, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the relevant Party on one hand and the Indemnified Party on the other, but also the relative fault of relevant Party and the Indemnified Party and other equitable considerations which may be relevant. Notwithstanding the foregoing, the relevant Party shall in any event contribute to the amount paid or payable by the Indemnified Party, as a result of the loss, claim, damage, liability, cost or expense (other than a loss, claim, damage, liability, cost or expenses, the primary cause of which is the gross negligence or bad faith of the Indemnified Party), any excess of such amount over the amount of the fees actually received by the Indemnified Party hereunder.

7.8 **Officers and Directors Liability Insurance**. The Company shall carry errors and omissions insurance for the directors and officers of the Company which will provide a minimum single incident claim coverage amount of not less than two million (US$2,000,000) dollars.

7.9 **Abduction Insurance**. The Company will carry abduction insurance which will cover the Senior Executives of the Company, including the Executive, in regard to those risks and perils which the Company considers reasonably possible or foreseeable, based on the advise and direction of the Company's insurance consultants and advisors, and in regard to the particular circumstances and exigencies which such Senior Executives may confront in acting for and on behalf of the Company in the conduct of its Business. Any such abduction insurance policy will be considered by the Board of Directors in respect to each Senior Executive, including the Executive, on a case by case basis depending on each particular Senior Executives role, function and risks of abduction in the conduct and discharge of their duties on behalf of the Company.

Article 8
FORCE MAJEURE

8.1 **Events**. If either Party hereto is at any time either during this Agreement or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fires, wars, acts of God, earthquakes, storms, floods, explosions, accidents, protests or demonstrations by environmental lobbyists or native rights groups, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market, unavailability of equipment, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of that Party, then the time limited for the performance by that Party of its respective obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

8.2 **Notice**. A Party shall within three (3) calendar days give notice to the other Party of each event of *force majeure* under section "8.1" and upon cessation of such event shall furnish the other Party with notice of that event together with particulars of the number of days by which the obligations of that Party hereunder have been extended by virtue of such event of *force majeure* and all preceding events of *force majeure*.

Article 9

ARBITRATION

9.1 **Matters for arbitration**. Except for matters of indemnity or in the case of urgency to prevent material harm to a substantive right or asset, the Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof. This provision shall not prejudice a Party from seeking the direction or assistance of the Court by way of an order, declaration, directions or assistance to garnish or secure sums or to seek summary remedy for such matters as counsel may consider amenable to summary proceedings.

9.2 **Notice**. It shall be a condition precedent to the right of any Party to submit any matter to arbitration pursuant to the provisions hereof that any Party intending to refer any matter to arbitration shall have given not less than five (5) business days prior written notice of its intention to do so to the other Parties, together with particulars of the matter in dispute. On the expiration of such five business days the Party who gave such notice may proceed to refer the dispute to arbitration as provided for in section "9.3".

9.3 **Appointments**. Unless the Parties mutually agree to appoint a single arbitrator, the Party desiring arbitration shall appoint one arbitrator, and shall notify the other Parties of such appointment, and the other Parties shall, within five (5) business days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within five (5) business days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairperson of the arbitration.. If the other Parties shall fail to appoint an arbitrator within five business days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the Parties shall be unable to agree on the appointment of the chairperson, the chairperson shall be appointed in accordance with the Arbitration Rules. Arbitration shall be conducted in accordance with the Arbitration Rules, unless the Parties mutually agree to other arrangements for Arbitration. The chairperson, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place for the purpose of hearing the evidence and representations of the Parties, and the chairperson shall preside over the arbitration and determine all questions of procedure not provided for by the Arbitration Rules or this section. After hearing any evidence and representations that the Parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award which shall be to writing, and a copy will be deliver to each of the Parties. The expense of the arbitration shall be paid as specified in the award and in the absence of an award as to costs; the costs will be divided equally between the Parties.

9.4 **Award**. The Parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

Article 10
GENERAL PROVISIONS

10.1 **Entire agreement**. This Agreement constitutes the entire agreement to date between the Parties hereto and supersedes every previous agreement, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties with respect to the subject matter of this Agreement.

10.2 **No assignment**. This Agreement may not be assigned by any Party hereto except with the prior written consent of the other Parties.

10.3 **Notice**. Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail

deposited in a recognized post office and addressed to the Party entitled to receive the same, or delivered to such Party, at the address for such Party specified on the front page of this Agreement. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the third business day after the same shall have been so mailed, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee. Any Party may at any time and from time to time notify the other Parties in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

10.4 **Time of the essence**. Time will be of the essence of this Agreement.

10.5 **Enurement**. This Agreement will enure to the benefit of and will be binding upon the Parties hereto and their respective heirs, executors, administrators and assigns.

10.6 **Currency**. Unless otherwise stipulated, all payments required to be made pursuant to the provisions of this Agreement and all money amount references contained herein are in lawful currency of the United States.

10.7 **Further assurances**. The Parties will from time to time after the execution of this Agreement make, do, execute or cause or permit to be made, done or executed, all such further and other acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

10.8 **Representation and costs**. It is hereby acknowledged by each of the Parties hereto that Lang Michener LLP, Lawyers – Patent & Trade Mark Agents, acts solely for the Company, and, correspondingly, that the Executive has been required by each of Lang Michener LLP and the Company to obtain independent legal advice with respect to its review and execution of this Agreement. In addition, it is hereby further acknowledged and agreed by the Parties hereto that Lang Michener LLP, and certain or all of its principal owners or associates, from time to time, may have both an economic or shareholding interest in and to Company and/or a fiduciary duty to the same arising from either a directorship, officership or similar relationship arising out of the request of the Company for certain of such persons to act in a similar capacity while acting for the Company as counsel. Correspondingly, and even where, as a result of this Agreement, the consent of each Party hereto to the role and capacity of Lang Michener LLP, and its principal owners and associates, as the case may be, is deemed to have been received, where any conflict or perceived conflict may arise, or be seen to arise, as a result of any such capacity or representation, each Party hereto acknowledges and agrees to, once more, obtain independent legal advice in respect of any such conflict or perceived conflict and, consequent thereon, Lang Michener LLP, together with any such principal owners or associates, as the case may be, shall be at liberty at any time to resign any such position if it or any Party hereto is in any way affected or uncomfortable with any such capacity or representation. Each Party to this Agreement will also bear and pay its own costs, legal and otherwise, in connection with its respective preparation, review and execution of this Agreement and, in particular, that the costs involved in the preparation of this Agreement, and all documentation necessarily incidental thereto, by Lang Michener LLP, shall be at the cost of the Company.

10.9 **Applicable law**. The situs of this Agreement is Nevada, USA and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws and Courts prevailing in the State of Nevada, USA.

10.10 **Severability and construction**. Each Article, section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable, and if, for

any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation in a final unappealable ruling issued by any court, agency or tribunal with valid jurisdiction in a proceeding to which any Party hereto is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible (all of which shall remain binding on the Parties and continue to be given full force and effect as of the date upon which the ruling becomes final).

10.11 **Captions**. The captions, section numbers and Article numbers appearing in this Agreement are inserted for convenience of reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

10.12 **Counterparts**. This Agreement may be signed by the Parties hereto in as many counterparts as may be necessary, and via facsimile if necessary, each of which so signed being deemed to be an original and such counterparts together constituting one and the same instrument and, notwithstanding the date of execution, being deemed to bear the Effective Date as set forth on the front page of this Agreement.

10.13 **No Partnership or Agency**. The Parties have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute the Company being or becoming the partner, agent or legal representative of the Executive. However, the Executive, as Director, President and Chief Executive Officer, is by definition the agent, legal representative and a fiduciary of the Company.

10.14 **Consents and Waivers**. No consent or waiver expressed or implied by either Party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall:

(a) be valid unless it is in writing and stated to be a consent or waiver pursuant to this section;

(b) be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation;

(c) constitute a general waiver under this Agreement; or

(d) eliminate or modify the need for a specific consent or waiver pursuant to this section in any other or subsequent instance.

IN WITNESS WHEREOF the Parties hereto have hereunto set their respective hands and seals as at the Effective Date as hereinabove determined.

The COMMON SEAL of **GENEVA RESOURCES, INC.**, the Company herein, was hereunto affixed in the presence of:	(C/S)
Authorized Signatory	
SIGNED, SEALED and DELIVERED by **STACEY KIVEL**, the Executive herein, in the presence of:	
Witness Signature	STACEY KIVEL
192 Sloane Street London SW1 W9QU Witness Address	
Philip Rand, Company Director Witness Name and Occupation	

Geneva Gold Corp.

Terminal Way, Suite 100
Reno, NV 89502
Tel: 775-348-9330
Fax: 775-348-9332

Schedule "A" To Executive Services Agreement

7 February 2007

Stacey Kivel
133 Ebury Street
London SW1W9QU UK

Dear Stacey,

I am writing to confirm your appointment as a non-executive director of Geneva Gold Corp. (the "Company") and to set out the terms of your appointment. It is agreed that this letter constitutes a contract for services and is not a contract of employment.

1. APPOINTMENT

Your appointment as a non-executive director of the Company is effective from 15 February 2007. It is agreed that this appointment will be for a term of two years unless otherwise terminated earlier by and at the discretion of either party upon two months' written notice. Your appointment may be renewed for a further term if you and the Company agree. However, continuation of your contract of appointment is contingent at all times on:

- satisfactory performance;
- the provisions in the Company's Articles of Association; and
- any provisions in the legislation of the territory of registration of the Company relating to the removal of directors.

2. TIME COMMITMENT

You agree that you shall, unless prevented by sickness or ill-health, personally perform such duties as are appropriate to your role as a non-executive director of the Company. This will include attendance at board meetings, the AGM and any EGM. In addition, you will be expected to devote appropriate preparation time ahead of each meeting. The Company will notify you of the date of all meetings which you may be asked to attend.

- By accepting this appointment, you have confirmed that you are able to allocate sufficient time to meet the expectations of your role.

3. ROLE

Non-executive directors have the same general legal responsibilities to the Company as any other director. The Board as a whole is collectively responsible for the success of the Company. The Board:

- provides entrepreneurial leadership of the Company within a framework of prudent and effective controls which enable risks to be assessed and managed;
- sets the Company's strategic aims, ensures that the necessary financial and human resources are in place for the Company to meet its objectives, and reviews management performance; and
- sets the Company's values and standards and ensure that its obligations to its shareholders and

others are understood and met.

All directors must take decisions objectively in the interests of the Company.

In addition to these requirements of all directors, the role of the non-executive director has the following key elements:

- Strategy. Non-executive directors should constructively challenge and help develop proposals on strategy.

- Performance. Non-executive directors should scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance.

- Risk. Non-executive directors should satisfy themselves on the integrity of financial information and that financial controls and systems of risk management are robust and defensible; and

- People. Non-executive directors are responsible for determining appropriate levels of remuneration of executive directors and have a prime role in appointing, and where necessary removing, executive directors and succession planning.

You agree to comply with all reasonable directions and regulations of the Company including without limitation, regulations with respect to confidentiality, dealings in shares and notifications required to be made by a director to the Company or any regulatory body, whether under the Articles of Association of the Company or otherwise.

4. COMMITTEES

You will be expected to serve on any committee of the Board as the Board may require from time to time.

5. FEES

You will be paid a fee of GBP£2,500 gross per month which shall be paid monthly.

You will be given two hundred thousand (200,000) share options at the strike price equal to the share price on the effective day of your appointment (outlined in paragraph one above) as a non executive director and subject to the Company's share option scheme.

The Company will reimburse you for all reasonable and properly documented expenses you incur in performing the duties of your office.

6. OUTSIDE INTERESTS

It is accepted and acknowledged that you have business interests other than those of the company and have declared any conflicts that are apparent at present. You agree that you will not be engaged, interested or concerned in any activity or outside business interest which in the reasonable view of the Board, is similar to or competes directly or indirectly with the business of the Company or any Group Companies.

7. FREEDOM TO TAKE UP DUTIES WITH THE COMPANY

You warrant that by entering into this Agreement or performing any of your duties for the Company, you will not be in breach of any other obligations binding on you.

8. CONFIDENTIALITY

During your term of office you will have access to and become aware of information which is confidential to the Company. You agree that you will not, save in the proper performance of your duties, make use of or disclose to any person. (including for the avoidance of doubt any competitors of the Company or the Group Companies), and of the trade secrets or other confidential information of or relating to the Company, or any customer of the Company, or any other information concerning the business of the

Company, or any customer of the Company which you may have received or obtained in confidence prior to or while in the service of the Company. You will likewise use your best endeavours to prevent the unauthorised publication or disclosure of any such trade secrets or confidential information.

This restriction shall continue to apply after you cease to be a director of the Company without limit in point of time but, whether during or after your appointment, shall cease to apply to information ordered to be disclosed by a court or tribunal of competent jurisdiction or otherwise required to be disclosed by law, or to information which becomes available to the public generally (other than by reason of your breaching this clause).

For the purposes of this agreement, "confidential information" shall include, but shall not be limited to:

- The Company's marketing plans and research results; budgets, management accounts, and other confidential financial data of the Company;
- Business methods and processes, compliance and procedural manuals, information relating to the running of the Company's business which is not in the public domain, including details of salaries, bonuses, commissions and other employment terms applicable within the Company;
- The names and addresses of the Company's customers including host governments and the requirements of customers and potential customers with whom the Company is in negotiations, for the Company's goods and services;
- The terms on which the Company does business with its clients and suppliers, including any pricing or discount policy; and
- Information which the Company is bound by an obligation of confidence owed to a third party (including its customers).

Your attention is also drawn to the requirements under both legislation and regulation as to the disclosure of price sensitive information. Consequently you should avoid making any statements that might risk a breach of these requirements without prior clearance from the Chairman or Company Secretary.

9. TERMINATION

Upon the termination of your appointment as a director, for whatever reason, or at the request of the Board, you shall forthwith resign from all other offices held by you in the and in the event of your failure to do so, the Company Secretary is hereby irrevocably authorised to appoint some person in your name and on your behalf to so all such things and execute all such documents as may be necessary to bring about such regulations. A written notification signed by a director of the Company that an instrument, document or act falls within the authority confirmed by this clause will be conclusive evidence that is does so.

You will not at any time after the termination of this appointment wrongfully represent yourself as being employed by or connected or interested in any way with the Company.

10. THE MODEL CODE

In accordance with the code for share dealings adopted by the Company (the "Dealing Code") you must undertake by signing the enclosed copy of this letter that:

- You will observe and comply at all times with the Dealing Code;
- You will not deal in any securities of the Company (including any shares or debentures or warrants or options to subscribe for any shares or debentures) unless prior notice of such proposed dealings has been given to the Board and a written acknowledgment of such notice has been received and that you will not in any event deal in securities of the Company when in possession of unpublished price sensitive information;

- You will not purchase or sell any securities of the Company in the two months immediately preceding the preliminary announcement of the Company's half yearly or annual results unless the circumstances are exceptional and the prior consent of the Board has been obtained as confirmed by having been minuted;

- You will seek to avoid any dealings by or on behalf of your spouse or any infant child or any person connected with you for the purposes of the UK Companies Act 1985 at a time when you yourself are not free to deal on the basis that the Dealing Code is to be regarded as equally applicable to your spouse or any infant child or any other person who for the purposes of the UK Companies Act 1985 is or is to be treated as connected with you; and

- You will accurately make all disclosures which you are required to disclose in accordance with the Company's reporting procedures from time to time.

12. DELIVERY OF THE COMPANY'S PROPERTY

You may not, save in the proper performance of your duties as a director or with the Company's permission, remove any property belonging to the Company or relating to the affairs of the Company fom the Company's premises, or make any copies of documents or records relating to the Company's affairs.

Upon the Company's request at any time, and in any event on the termination of your appointment as a director, you will immediately deliver up to the Company or its authorised representative, all plans, keys, security passes, credit cards, equipment, documents, records, papers, computer disks, tapes or other computer hardware or software (together with all copies of the same), and all property of whatever nature in your possession or controls which belongs to the Company or any Group Company or related to its or their business affairs. You will at the Company's request furnish the Company with a written statement confirming that you have complied with this obligation.

If you have any information relating to the Company or any Group Company or work you have carried out for the Company or any Group Company which is stored in a computer or laptop computer which computer or laptop computer does not belong to the Company, this must be disclosed to the Company and the Company shall be entitled to down load the information and /or supervise its deletion from the computer or laptop concerned.

13. INSURANCE

The Company shall secure directors' and officers' liability insurance in which insurance scheme you shall participate if this does not already exist.

14. INDEPENDENT PROFESSIONAL ADVICE

Occasions may arise when you consider that you need professional advice in the furtherance of your duties as a director. Circumstances may occur when it will be appropriate for you to seek advice from independent advisors at the Company's expense. If this is the case, the company will reimburse the cost of the expenditure incurred, subject to a maximum of GBP £10,000 and to the approval of the Board.

15. GOVERNING LAW

This letter shall be governed by and construed under The Laws of England and the parties hereby submit to the exclusive jurisdiction of the English Courts.

Please indicate your acceptance of these terms by signing the enclosed and returning it to me.

Yours sincerely

Marcus M. Johnson
For and on behalf of
Geneva Gold Corp.

0041438831235

I agree to the terms and conditions referred to above relating to my appointment as a non-executive director of the Company.

Signed as a deed	....
By Stacey Kivel	....
In the presence of	P A Dimmock
Witness name	Philip Dimmock
Address	26 Beech Waye Gerrards Cross Bucks SL9 8BL
Occupation	Company Director